Exhibit 10.6

Richard D. Davidson
President and Chief Executive Officer

        June 25, 2003

Mr. Tyrone E. Riegel
1 Shamrock Drive
Lamar, Missouri 64759

Dear Terry:

        This letter agreement will document our discussion concerning the terms of your separation from O’Sullivan Industries, Inc. (“O’Sullivan”). Both you and O’Sullivan agree that your last day of employment with O’Sullivan will be November 15, 2003 or such later date as we may agree. Your separation from O’Sullivan is a voluntary early retirement.

        In recognition of your service, and in consideration of the agreements made by you in this letter agreement, O’Sullivan will make the following arrangements for your benefit.

    (1)        O’Sullivan will pay you $335,336.54 severance in a lump sum on January 2, 2004 (or such later date as we may agree). In addition, O’Sullivan will pay you a fee for consulting services at the rate of $5,000.00 per month for a period of 30 consecutive months beginning May 15, 2005 and ending October 15, 2007. If there is a Change in Control (as such term is defined in the Amended Termination Protection Agreement dated as of February 1, 1996 between O’Sullivan Industries Holdings, Inc. and you) of O’Sullivan Industries Holdings, Inc. before October 15, 2007, O’Sullivan will pay you the remaining consulting fees in a lump sum on the date that the Change in Control closes.

(2) O’Sullivan will also pay you for your accrued but unused vacation time, at approximately the same time as the payment under paragraph (1) above.

(3) Distributions under the O’Sullivan Industries Holdings, Inc. Savings and Profit Sharing Plan and the O’Sullivan Industries Holdings, Inc. Deferred Compensation

Plan will be made in accordance with the terms of the respective plans. You will receive separate documentation and forms about these plans. Your stock options will be governed by the option agreements between O’Sullivan and you, as the agreements may be amended, and are not affected hereby. Similarly, you will continue to hold your stock in O’Sullivan Industries Holdings, Inc. subject to the existing agreements among the various parties thereto. Those agreements are not affected by this Agreement.

    (4)        Through November 15, 2007, you agree to provide O’Sullivan consulting services as an independent contractor with respect to such matters as may be reasonably requested by persons designated by O’Sullivan from time to time. O’Sullivan agrees that your consulting duties hereunder will not unreasonably interfere with any new employment duties that you may hereafter undertake. O’Sullivan will reimburse you for any expenses you may incur in connection with consulting services to O’Sullivan.

    (5)        During the period when you are a consultant to O’Sullivan, O’Sullivan will provide, at its cost, medical and dental insurance coverage for you and your family. Please contact Mr. Jim Hillman to arrange for continuation of medical and dental insurance. After November 15, 2007 you will be entitled to continue your medical and dental coverage under COBRA for 36 months at the applicable COBRA premium rate established by O’Sullivan’s Human Resources Department. You should contact O’Sullivan’s Human Resources Department as November 15, 2007 approaches to arrange for payment of the premiums for COBRA coverage if you desire it. In the event that you become eligible for medical insurance coverage from another employer plan, O’Sullivan’s obligation to provide you insurance will terminate. You agree, as a part of your obliga tions under this agreement, to tell us promptly if you become eligible for coverage under another plan.

    (6)        O’Sullivan will withhold any taxes required by federal or state governments from the payments described above. Your participation in all other benefits, including the Amended Termination Protection Agreement dated as of February 1, 1996 between O’Sullivan Industries Holdings, Inc. and you, will end effective November 15, 2003 (or such later date as we may agree).

        In return for the payments outlined above, you agree to the following.

    (A)        You agree that you are not eligible for any severance benefits, or any other amounts from O’Sullivan or its affiliates, other than those described herein.

    (B)        Release. In return for the money O’Sullivan is paying you, you agree to release O’Sullivan from any claims you may have against O’Sullivan. That means you can’t sue O’Sullivan for any reason, whether you know about the claim when you sign this agreement or not. The types of common law and statutory claims you release and waive include but are not limited to the following:

->	tort claims (for example, personal injury or property damage);
->	breach of contract claims, whether express or implied, oral or written;
->	claims of wrongful discharge;
->	defamation, including libel or slander, published by O’Sullivan prior to your retirement date;
->	intentional or negligent infliction of emotional distress;
->	rights under federal, state or local laws, specifically including laws prohibiting discrimination on the basis of

-> race or color,
-> sex (whether sex discrimination or sex harassment),
-> age,
-> religion,
-> national origin,
-> handicap or disability
-> or other forms of discrimination or any retaliation.

The rights waived specifically include rights under the following federal acts and any state or local counterparts, including but not limited to the following:

->	the Americans with Disabilities Act,
->	the Civil Rights Act of 1964, as amended,
->	the Civil Rights act of 1991,
->	the Age Discrimination in Employment Act ("ADEA"), as amended,
->	the Employee Retirement Income Security Act (except as to those rights reserved below),
->	the Consolidated Omnibus Budget Reconciliation Act ("COBRA"),
->	the National Labor Relations Act,
->	the Family Medical Leave Act,
->	the Older Workers Benefit Protection Act,
->	the Fair Labor Standards Act,
->	the Missouri Service Letter Statute, 290.140 RSMo.,
->	42 U.S.C.ss.ss.1981, 1983 and 1985,
->	the Missouri Human Rights Act,
->	the Workers Adjustment and Retraining Notification Act,
->	the Equal Pay Act,
->	the Occupational Safety and Health Act, and
->	other federal, state or local statutes, laws and ordinances that protect employees.

The release and waiver in this letter agreement extends not only to O’Sullivan but also to its parent, subsidiaries and affiliates, their successors and assigns, and each of their respective officers, directors and employees (collectively, “Released Parties”).

    (C)        The only claims arising out of your employment, or the termination of your employment, which you are reserving and not releasing are these:

->	You are not releasing your right to vested benefits under O’Sullivan’s Stock Purchase Program, O’Sullivan’s Savings and Profit Sharing Plan or O’Sullivan’s Deferred Compensation Plan.

->	You are not releasing your right to continue your medical and dental coverage under COBRA at the applicable COBRA premium rate.

->	You are not releasing any Workers Compensation claims that may arise before your employment with O’Sullivan ends. By signing this agreement you are representing to O’Sullivan that unless you have already filed a Workers Compensation claim before the date you sign this agreement, you know of no facts leading you to believe you have a work related injury or illness, which would allow or entitle you to file a Workers Compensation claim against O’Sullivan after the date on which you sign this agreement.

->	This letter agreement does not waive any claims that may arise in the future under the Age Discrimination in Employment Act. This letter agreement does release any ADEA claims up to the date this letter agreement becomes effective. Of course, you are not releasing your rights under this letter agreement if O’Sullivan should not fulfill its obligations hereunder.

->	This letter agreement does not change the terms of, or release the rights of any party with respect to, your O’Sullivan stock options or your stockholdings in O’Sullivan or the agreements executed in connection therewith.

    (D)        By signing this letter agreement, you are waiving and giving up your right, if any, to bring suit and collect damages or otherwise recover from O’Sullivan or the other Released Parties for any alleged violation by any of them of any federal, state or local statutes, ordinances or common laws, including but not limited to claims under the ADEA and claims under other statutes and ordinances which bar discrimination based on age, sex, race, color, national origin, religion, handicap or veteran status. This letter agreement covers all claims in connection with your employment and the termination and resignation of your employment.

    (E)        You agree to return any files, records, documents, plans, drawings, equipment, software, pictures, spreadsheets and any other property belonging to O’Sullivan which may be in your possession.

    (F)        You agree not to disclose or communicate to any person or to use for your benefit or the benefit of another person any confidential or proprietary information concerning O’Sullivan or any of its affiliates, suppliers or customers, including but not limited to specific processes, procedures, customer lists, financial information, etc. which may be regarded as confidential.

    (G)        While you are a consultant for O’Sullivan, you will not act as an officer, director, employee, consultant or agent of any corporation manufacturing or distributing (or planning to manufacture or distribute) ready-to-assemble furniture in competition with O’Sullivan, including without limitation Sauder Woodworking, Bush Industries, Inc., Dorel Industries, Inc., Mills Pride or Masco Corp. or Creative Interiors or Furniture Brands International, Inc., or any successor to or affiliate of any of such companies. Notwithstanding the preceding sentence, you may invest in the securities of any corporation whose securities are traded on a national securities exchange or on NASDAQ if your ownership of such corporation would be less than one percent of the outstanding voting stock of such corporation. You and we agree that the value of this non-competition covenant is $20,000.

    (H)        While you are a consultant for O’Sullivan, you will not, directly or indirectly, whether as an individual or on behalf of any other person, firm, corporation, partnership, joint venture or other entity, solicit or endeavor to entice away from O’Sullivan any employee employed by O’Sullivan. This paragraph shall not be construed as prohibiting you from hiring an employee of O’Sullivan who first contacts you with respect to employment.

    (I)        This Agreement shall remain completely confidential and the terms of this Agreement shall not be disclosed by either party except that you may discuss the terms of this Agreement with your attorney, accountant, financial advisor and spouse.

    (J)        You acknowledge that you have freely entered into this Agreement and that no representations or promises other than those stated herein have been made to you. You are advised to consult with an attorney before signing this letter agreement. By signing this letter agreement, you acknowledge that you have had the opportunity to consult with your attorney, accountant or financial advisor at your expense and that you have had 45 days in which to consider whether you want to sign this letter agreement. It is agreed that any changes to this letter agreement, whether material or not, do not restart the running of this 45-day period. You may sign and return this agreement in less than 45 days if you do not wish to use the entire 45 days to decide whether you want to sign this agreement. If you sign, date, and return this agreement in less than 45 days, you are agreeing that you did not need the full 45 days to decide whether you want to sign this agreement, and you are waiving your right to use the unused portion of the 45 days. If you sign, date, and return this agreement in less than 45 days, the required seven-day revocation period will start to run on the date you sign the agreement. The agreement will become final and irrevocable only when the seven-day revocation period has expired, and O’Sullivan will not issue its check for your lump sum payment until after the seven-day revocation period has expired and the agreement has become final and fully enforceable.

    (K)        In the event of a breach or threatened breach by you, O’Sullivan may cancel any remaining payments to you and cease any further benefits. This will not be construed, however, to limit the remedies available to O’Sullivan in the event of such breach and your release and waiver of claims against O’Sullivan shall continue to be valid and in effect.

        You and O’Sullivan agree not to make any disparaging or critical remarks concerning each other or any of O’Sullivan’s affiliates and will assist each other in preserving and promoting their respective goodwill and other business interests.

        O’Sullivan and you agree that if a dispute arises regarding this letter agreement, other than one involving a breach of paragraphs (F), (G) or (H), such dispute shall be submitted to binding arbitration in Kansas City, Missouri. The arbitration is to be conducted before an arbitrator mutually agreed upon by O’Sullivan and you and pursuant to procedures to be mutually agreed upon by us. However, if O’Sullivan and you cannot agree upon an arbitrator and/or the procedures for the arbitration, the choice of an arbitrator and the procedures to be followed in the arbitration shall be determined in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”), except to the extent the parties agree otherwise in writing. Except to the extent federal law applies or preempts state law, Missouri law, without reference to its conflicts of law rules, shall govern the interpretation of this agreement, whether in any such arbitration or otherwise. The arbitrator shall follow applicable federal and state law and award such relief as is allowed under applicable federal and state law.

O’Sullivan and you further agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The reasonable attorneys’ fees and expenses of appearing at the arbitration and preparing for the arbitration proceeding, and the fees and expenses of the arbitrator and any fees of AAA shall be determined by the arbitrator, who will be authorized to require the loser to pay the winner’s reasonable fees and expenses to the extent allowed by applicable federal and state law or to fairly apportion the attorneys’ and arbitrator’s fees and expenses between the parties if both parties prevail on some aspects of the dispute in accordance with applicable federal and state law. However, if an arbitrator or a court should determine that the allocation of fees and expenses of the arbitration and the arbitrator as set forth above is unenforceable or illegal, this Agreement shall be construed to require O’Sullivan to pay the fees and expenses of the arbitration and the arbitrator in accordance with applicable federal and state law, and a party should only recover attorneys fees from the adverse party if such recovery is permitted under applicable federal and state law.

        A breach of paragraphs (F), (G) or (H) above could result in irreparable and continuing damage to O’Sullivan for which there will be no adequate remedy at law, and in the event of such breach, O’Sullivan shall be entitled to injunctive and other and further relief, including damages, attorneys’ fees and litigation costs, as may be proper. O’Sullivan may apply to any court of competent jurisdiction for such relief and damages.

        Under the Older Workers Benefit Protection Act, O’Sullivan must give workers over 40 years old certain information and allow them to consider this offer for at least 45 days. We are affording all our employees who have chosen to participate in O’Sullivan’s 2000 Early Retirement Program that opportunity. Attached is Information Regarding O’Sullivan’s 2000 Early Retirement Program, a list of job titles and ages of those employees eligible for O’Sullivan’s 2000 Early Retirement Program. All salaried employees of O’Sullivan are eligible for O’Sullivan’s 2003 Early Retirement Program.

        We encourage you to take this letter agreement home with you and to consider it carefully for at least 45 days. If you have questions regarding this letter agreement, please call either Jim Hillman or Rowland Geddie. We encourage you to discuss this letter agreement and the release language contained in it with your attorney. In any event, you should thoroughly review and understand the effect of this letter agreement and the release language before signing it. You have until August 31, 2003 to consider this letter agreement and indicate whether you will sign this letter agreement.

        To accept O’Sullivan’s offer, you must sign and return this letter agreement no later than August 31, 2003.

        Pursuant to the Older Workers Benefit Protection Act, this letter agreement cannot become effective and enforceable until seven days following its execution. Hence, the monies payable under section (1) on page 1 of this letter agreement may not be paid until seven days have elapsed after you sign this letter agreement. O’Sullivan will process your final paycheck and vacation pay in the same manner regardless of whether you sign this letter agreement. For seven days following your execution of this letter agreement, you may revoke it by giving written notice of revocation to Jim Hillman or Rowland Geddie. If you revoke this letter agreement, O’Sullivan will not owe you any money under this agreement other than your final paycheck and unused vacation time. If you sign and do not revoke this letter agreement within seven days after signing it, O’Sullivan will make the payments to you as described herein at the times specified herein.

THIS AGREEMENT CONTAINS A BINDING ARBITRATIONPROVISION
WHICH MAY BE ENFORCED BY THE PARTIES.

Very truly yours,

O'SULLIVAN INDUSTRIES, INC.

By:	/s/ Richard D. Davidson
Richard D. Davidson President and Chief Executive Officer

Accepted and Agreed to this
13th day of August, 2003

/s/ Tyrone E. Riegel
Tyrone E. Riegel

INFORMATION REGARDING O’SULLIVAN INDUSTRIES, INC.2003
EARLY RETIREMENT PROGRAM

        O’Sullivan Industries, Inc. (“O’Sullivan”) has undertaken a voluntary 2003 Early Retirement Program. It provides certain benefits to those who are eligible for the Program and voluntarily decide to participate in it and sign the letter agreement and releases requested by O’Sullivan. Information about the program may be supplemented at a later date or dates by letter or letters to you.

1.	The decisional unit includes the following: all salaried employees of O’Sullivan. 2. All salaried employees of O’Sullivan are eligible for this 2003 Early Retirement Program.

    3.        The job titles and ages of employees eligible to participate in the 2003 Early Retirement Program are set forth on the attached list of Employees Eligible to Participate in 2003 Early Retirement Program.

    4.        All salaried employees of O’Sullivan are eligible to participate in the 2003 Early Retirement Program.